UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2006
REPUBLIC PROPERTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-32699	203241867
(State or other	(Commission File	(IRS Employer Identification
jurisdiction	Number)	Number)
of incorporation)

1280 Maryland Avenue, SW
Suite 280
Washington, D.C.	20024
(Address of principal executive	(Zip Code)
offices)
(202) 863-0300
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 22, 2006, Republic Property Limited Partnership (“Republic”), Republic Property Trust’s operating partnership, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SMII Fairfax LLC (the “Seller”) to acquire the fee interest in Willowwood I and II (the “Willowwood Buildings”) for $66 million. Republic expects to fund the transaction with proceeds from a new mortgage financing and its proposed revolving line of credit, which is expected to close prior to the closing of the Purchase Agreement.
     The Willowwood Buildings are two Class A office buildings totaling approximately 250,000 rentable square feet that are part of a four-building office complex know as Willowwood Plaza in Fairfax, Virginia. Republic currently owns the other two buildings in the park, Willowwood III and IV.
     The Purchase Agreement provides for a due diligence period, during which Republic may enter the property to perform due diligence activities. The due diligence period ends on April 10, 2006. The Purchase Agreement also provides Republic the option to terminate the Purchase Agreement in its sole discretion (the “Termination Right”). The Termination Right expires contemporaneously with the expiration of the due diligence period. The Purchase Agreement provides for a closing on the sale of the properties to occur on or before May 10, 2006, and provides for a one-time right for Republic to extend the closing date to no later than May 25, 2006. The agreement requires Republic to indemnify the Seller from any and all liabilities, claims, costs and expenses arising out of Republic’s entry onto the property upon exercise of its right of inspection. Such indemnification shall survive the closing or termination of the Purchase Agreement.
     In addition to the due diligence condition, the Purchase Agreement also contains limited representations and warranties, as well as standard closing conditions and termination provisions. The risk of loss or damage to the Willowwood Buildings during the period through and including the closing date will remain with the Seller.
     Upon executing the Purchase Agreement, Republic deposited $250,000 in escrow. If Republic exercises its Termination Right, the Seller is permitted to retain this initial deposit. Upon expiration of the due diligence period, if Republic has not terminated the Purchase Agreement by its terms, then Republic must deposit in escrow an additional $2 million. If the parties fail to close the Purchase Agreement due to Republic’s breach, Republic will forfeit both deposited amounts to the Seller. If the parties fail to close the Purchase Agreement due to either (i) the Seller’s breach or (ii) certain closing conditions not being satisfied, then both deposited amounts will be returned to Republic.
     The foregoing is only a summary of the Purchase Agreement, which is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.
     There are no material relationships between Republic and the Seller. Republic provides no assurance that it will complete the purchase of the Willowwood Buildings.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Purchase and Sale Agreement and Escrow Instructions by and between SMII Fairfax LLC and Republic Property Limited Partnership, dated as of March 22, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Property Trust

Date: March 24, 2006	By:	/s/ Gary R. Siegel

By: Gary R. Siegel
Title: Chief Operating Officer and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase and Sale Agreement and Escrow Instructions by and between SMII Fairfax LLC and Republic Property Limited Partnership, dated as of March 22, 2006